Exhibit 4.18

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT is made and entered into as of October 13, 2004 by and between NTFC Capital Corporation, a Delaware corporation (the “Stockholder”) and Eschelon Telecom, Inc. (the “Company”).

WHEREAS, the Stockholder, the record and beneficial owner of 6,780,541 shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Shares”), desires to sell to the Company, and the Company desires to purchase, the Shares on the terms and conditions set forth hereinbelow;

WHEREAS, the Company and an affiliate of the Stockholder have, concurrently with the execution and delivery hereof, entered into a Stock Purchase Agreement pursuant to which the Company is acquiring all of the issued and outstanding capital stock of an affiliate of the Stockholder (the “Stock Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representation and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder and the Company hereby agree as follows:

1.             The purchase price for the Shares is $5,085,405.75 (the “Purchase Price”), which amount shall be delivered by the Company to the Stockholder in immediately available funds at the closing of the transactions contemplated herein which shall occur concurrent with the closing of the transactions described in the Stock Purchase Agreement (the “Closing”).

2.             At the Closing, the Stockholder agrees to sell, convey, transfer, assign and deliver to the Company the Shares against the Company’s payment to the Seller of the Purchase Price in immediately available funds.  At the Closing, Seller shall deliver stock certificates representing the Shares, duly endorsed to the Company or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer, and any other documents that are reasonably necessary to transfer to the Company good and marketable title to the Shares, free and clear of any and all Security Interests (as defined below).

3.             The Stockholder represents and warrants to the Company that it is the record and beneficial owner of the Shares, free and clear of any and all Security Interests (as defined below) and, at Closing, the Seller will transfer to the Company good and valid title to the Shares, free and clear of any and all Security Interests.  As used herein, the term “Security Interests” shall mean any mortgage, pledge, security interest, encumbrance, charge, lien, security interest, right of first refusal, option or other right to acquire, transfer for security, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other interest, encumbrance or adverse claim of any nature in respect of the Shares, whether voluntary or involuntary and whether arising by contract, operation of law or otherwise.

4.             Each of the Stockholder and the Company has full legal power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by each of the Stockholder and the Company and constitutes a valid and binding obligation enforceable by and against each of them in accordance with its terms.

5.             The Stockholder has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and to obtain information necessary to verify such information.  The Stockholder has conducted an independent evaluation and made an independent analysis as the Stockholder deems necessary, prudent or advisable in order to make the determination and decision to enter into this Agreement, sell the Shares hereunder and consummate the transactions contemplated hereby.

6.             If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to the Shares, the Seller agrees to take, and will take, all such lawful and necessary action required to so do.

7.             This agreement shall automatically terminate upon termination of the Stock Purchase Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Redemption Agreement as of the date first written above.

NTFC CAPITAL CORPORATION

By:	/s/ Stephen Hacela

Name:	Stephen Hacela

Title:	President

ESCHELON TELECOM, INC.

By:	/s/ Richard A. Smith

Name:	Richard A. Smith

Title:	President and CEO